Exhibit 99.1

PRESS RELEASE

For more information contact:
Investor Relations:
Kris Dillon (713) 339-8999

FRANKLIN BANK CORP. ANNOUNCES A 21% INCREASE IN EARNINGS FOR THE THIRD QUARTER
OVER THE SECOND QUARTER DRIVEN BY A 17% INCREASE IN AVERAGE ASSETS

Houston, TX; October 26, 2004 – Franklin Bank Corp. (Franklin) (NASDAQ: FBTX), the parent company of Franklin Bank, S.S.B., today announced earnings for the third quarter 2004.

Net income for the quarter increased 261% to $6.5 million or $.30 per diluted share compared to the third quarter of 2003 of $1.8 million or $.17 per diluted share. Net income for the quarter increased 21% to $6.5 million or $.30 per diluted share compared to the second quarter of 2004 of $5.4 million or $.25 per diluted share. Net income for the nine months ended September 30, 2004 increased 365% to $16.2 million or $.75 per diluted share compared to the nine months ended September 30, 2003 of $3.5 million or $.33 per diluted share.

Average assets grew by 17% over the second quarter 2004 and 152% over the third quarter 2003.

Earnings were affected slightly during the quarter as four hurricanes hit the southeast coastline, causing a significant slowdown in housing starts and lower outstanding balances from our residential construction lines in Florida and Georgia.

We expect our residential construction portfolio to increase over the next quarter as the recovery continues, and as two new regional residential construction offices in Detroit and Philadelphia begin funding new loans. As stated in our October 18, 2004 press release, these offices will focus on the Northcentral region and Northeastern region of the United States.

On September 7, 2004, we announced the signing of a definitive agreement with Cedar Creek Bancshares, Inc., or Cedar Creek. Cedar Creek operates 5 community banking offices in our East Texas market. As of June 30, 2004, Cedar Creek had approximately $104.9 million in assets and $93.8 million in deposits.

Earnings

Net interest income increased to $17.0 million for the quarter compared to $15.3 million for the second quarter of 2004. This was driven by an increase in average interest-

earning assets of $451 million primarily from the expansion of our single family mortgage portfolio.

Our net yield on interest-earning assets was 2.18% for the quarter ending September 30, 2004 compared to 2.32% for the quarter ended June 30, 2004. The decrease is primarily a result of the increase in our high quality, lower yielding single family mortgage portfolio.

Non-interest income was $4.0 million for the quarter ended September 30, 2004 compared to $2.9 million for the quarter ended June 30, 2004. The increase was primarily the result of an increase in gains on sales of single family loans compared to the second quarter.

Non-interest expense for the quarter ended September 30, 2004 totaled $10.4 million, compared to $9.4 million for the quarter ended June 30, 2004. The increase was primarily attributable to an increase in compensation expense. An increase in the overall profitability of the retail mortgage origination branches during the current quarter resulted in higher compensation expense for the branch managers whose compensation is directly tied to the profitability of their branch.

Our commitment to keep operating expenses low resulted in achieving our December 31, 2004 goal of having an efficiency ratio below 50%. Our efficiency ratio was 49.04% for the quarter ended September 30, 2004 compared to 51.07% for the quarter ended June 30, 2004.

Quarter In Review

We closed the quarter with assets totaling $3.3 billion compared to $3.1 billion as of June 30, 2004, an increase of $238.3 million. Our loan portfolio totaled approximately $2.7 billion as of September 30, 2004 and $2.6 billion as of June 30, 2004, an increase of $72.6 million.

At September 30, 2004, we had 56 retail mortgage origination offices located in 20 states and three wholesale offices, one each in Texas, Tennessee, and California. At June 30, 2004, we had 54 retail mortgage origination offices located in 19 states and three wholesale offices, one each in Texas, Tennessee, and California compared to 41 retail mortgage origination offices in 16 states at March 31, 2004. Through these offices we originated $143.2 million in mortgage loans for the quarter ended September 30, 2004 compared to $220.2 million during the quarter ended June 30, 2004. The decline in originations is a result of the steep increase in interest rates in the second quarter affecting originations in the third quarter. The originations also declined in Florida because homeowners insurance was unavailable as a result of the hurricanes.

Our single-family loan portfolio increased to $2.3 billion as of September 30, 2004 from $2.2 billion as of June 30, 2004.

Our commercial loan portfolio totaled $397.2 million as of September 30, 2004 compared to $342.7 million as of June 30, 2004. We serve residential builders in Arizona, Florida, Nevada, Georgia, and Texas. The two regional residential construction lending offices that opened in October will expand our markets to Michigan, Illinois, Pennsylvania, New Jersey, and New York. Our residential construction loans totaled $267.9 million as of September 30, 2004 and $240.0 million as of June 30, 2004. Our mortgage banker finance warehouse lines totaled $70.6 million with $197 million committed at the end of the quarter up from $37.5 million outstanding at June 30, 2004.

Asset quality continues to remain strong. At September 30, 2004, our nonperforming assets were $9.0 million, or .27%, of our total assets of which $6.7 million were secured by single family properties. As of June 30, 2004 our nonperforming assets were $9.6 million, or 0.31%, of our total assets of which $7.4 million were secured by single family properties.

Looking Forward

We are currently pursuing a number of additional acquisitions inside our community banking markets. Our acquisition partners are expected to be relationship driven community banks whose bankers are trusted financial advisors that provide personalized service to customers.

We will also continue to expand through the opening of new branches. During the quarter we opened one de novo community bank located in Cedar Park which is located in our Central Texas region. We plan to expand our Central Texas network through the opening of 6 de novo community banks during the last quarter of 2004 and the first half of 2005.

On October 18, 2004, we announced the opening of two new residential construction offices in Philadelphia and Detroit. These two offices will focus on the Northeastern region and the Northcentral region of the United States. The residential construction lending application pipeline was approximately $250 million as of September 30, 2004. We had $135.9 million in approved but not yet closed residential construction loans at September 30, 2004.

We continue to operate our retail mortgage banking business using a model that compensates the branch manager based on the profitability of the branch after all direct expenses have been charged. This model reduces fixed costs, which allows us to close underperforming offices without a significant loss. Our goal is to have 100 retail mortgage origination offices.

Our mortgage banker finance has approved but not yet closed loans of $63 million and the application pipeline is currently $83 million and our commercial real estate application pipeline is $31.3 million.

We expect expenses to increase with the growth of our business and to the extent we are opening offices and branches. We have met our goal to have our efficiency ratio below 50%.

Company Overview

Franklin Bank Corp., through its subsidiary Franklin Bank S.S.B., a Texas state savings bank, is engaged in community banking, mortgage banking, residential construction, and mortgage banker finance. The bank currently operates 16 full service community banking branches throughout Texas, nine in the Tyler/Jacksonville market and seven in the Austin market, six regional residential construction lending offices in Houston, Dallas, Orlando, Philadelphia, Detroit, and Phoenix, and 59 retail/wholesale mortgage offices in 20 states throughout the United States, including Texas. For more information, please go to www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

Forward-Looking Information

This announcement includes forward-looking statements. These forward-looking statements include comments with respect to our goals, objectives, expectations, and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third party information services on which we rely; and environmental risks associated with foreclosure on real estate properties. We caution that the foregoing list is not exhaustive.

Investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Conference Call

The Company will conduct a conference call to review announcements made in this press release on Wednesday, October 27, 2004, at 10:00 a.m. CT. The conference call is available by telephone. The telephone number for the conference call is 1-800-289-0529. Participants calling from outside the United States may dial 1-913-981-5523. The passcode “833921” is required to access the call. A recording of the conference call will be available after 2 p.m. CT on Wednesday, October 27, 2004 through November 4, 2004. The recorded message will be available at 1-888-203-1112. Participants calling from outside the United States may dial 1-719-457-0820. The passcode “833921” is required to access the replay of the call.

Additional Supplemental Financial Information Attached

FRANKLIN BANK CORP.
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	September 30,	June 30,	September 30,
	2004	2004	2003
Assets
Cash and cash equivalents	$248,919	$65,561	$40,835
Available for sale securities	64,851	67,574	51,785
FHLB stock and other investments	65,218	58,741	28,750
Mortgage-backed securities	126,983	145,746	74,793
Loans
Single family	2,259,970	2,239,781	1,148,391
Commercial	397,238	342,719	132,303
Consumer	54,257	56,320	3,885
Allowance for credit losses	(6,292)	(5,848)	(2,637)

Loans, net	2,705,173	2,632,972	1,281,942
Goodwill	57,492	57,407	19,156
Other intangible assets, net	4,198	4,064	903
Premises and equipment, net	11,000	11,054	3,950
Real estate owned	4,339	3,691	648
Other assets	20,381	23,412	31,367

	$3,308,554	$3,070,222	$1,534,129

Liabilities
Deposits	$1,567,710	$1,491,373	$851,661
FHLB advances	1,438,778	1,289,256	548,850
Junior subordinated notes	20,224	20,194	20,091
Other liabilities	20,186	15,141	10,502

Total liabilities	3,046,898	2,815,964	1,431,104
Stockholders’ equity
Common stock	212	212	107
Paid-in capital	243,037	243,037	100,509
Retained earnings	18,614	12,078	2,705
Accumulated other comprehensive income:
- Unrealized gains on securities available for sale, net	(132)	(1,166)	23
- Cash flow hedges, net	(75)	97	(319)

Total stockholders’ equity	261,656	254,258	103,025

	$3,308,554	$3,070,222	$1,534,129

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	September 30, 2004	June 30, 2004	September 30, 2003
Interest income
Cash equivalents and short-term investments	$930	$762	$559
Mortgage-backed securities	1,162	1,288	316
Loans	30,078	25,030	10,306

Total interest income	32,170	27,080	11,181
Interest expense
Deposits	7,302	6,270	3,186
FHLB advances	7,519	5,183	2,164
Reverse repurchase agreements	—	—	35
Junior subordinated notes	373	374	371

Total interest expense	15,194	11,827	5,756

Net interest income	16,976	15,253	5,425
Provision for credit losses	556	398	221

Net interest income after provision for credit losses	16,420	14,855	5,204
Non-interest income
Gain on sale of single family loans	1,883	903	602
Loan fee income	1,297	1,004	554
Gain on sale of securities	72	4	247
Deposit fees	628	679	48
Other	82	273	167

Total non-interest income	3,962	2,863	1,618
Non-interest expense
Salaries and benefits	5,009	4,538	1,409
Occupancy	900	886	522
Data processing	1,015	940	434
Professional fees	994	834	574
Core deposit amortization	119	120	28
Other	2,315	2,052	1,071

Total non-interest expenses	10,352	9,370	4,038

Income before taxes	10,030	8,348	2,784
Income tax expense	3,494	2,950	975

Net income	$6,536	$5,398	$1,809

Basic earnings per common share	$0.30	$0.26	$0.17
Diluted earnings per common share	$0.30	$0.25	$0.17

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Interest income
Cash equivalents and short-term investments	$2,598	$1,013
Mortgage-backed securities	3,953	913
Loans	76,435	24,376

Total interest income	82,986	26,302
Interest expense
Deposits	19,121	7,920
FHLB advances	16,350	4,581
Reverse repurchase agreements	—	35
Junior subordinated notes	1,115	1,101

Total interest expense	36,586	13,637

Net interest income	46,400	12,665
Provision for credit losses	1,747	876

Net interest income after provision for credit losses	44,653	11,789
Non-interest income
Gain on sale of single family loans	3,149	1,370
Loan fee income	2,934	840
Gain on sale of securities	185	860
Deposit fees	1,782	127
Other	850	261

Total non-interest income	8,900	3,458
Non-interest expense
Salaries and benefits	13,927	4,381
Occupancy	2,654	1,051
Data processing	2,616	846
Professional fees	2,592	1,744
Core deposit amortization	355	(174)
Other	6,488	2,026

Total non-interest expenses	28,632	9,874

Income before taxes	24,921	5,373
Income tax expense	8,725	1,888

Net income	$16,196	$3,485

Basic earnings per common share	$0.76	$0.33
Diluted earnings per common share	$0.75	$0.33

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended
	September 30, 2004			June 30, 2004			September 30, 2003
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$63,869	$213	1.31%	$68,813	$150	0.86%	$73,153	$173	0.93%
Trading assets	—	—	—	—	—	—	—	—	—
Available for sale securities	66,603	420	2.51%	66,229	430	2.61%	52,272	275	2.06%
FHLB stock and other investments	61,795	297	1.91%	49,173	182	1.49%	24,347	111	1.78%
Mortgage-backed securities	139,764	1,162	3.33%	156,952	1,288	3.28%	57,245	316	2.21%
Loans
Single family	2,343,467	23,741	4.05%	1,925,833	19,848	4.12%	913,141	8,843	3.87%
Residential construction	247,668	3,685	5.92%	229,500	2,970	5.20%	80,740	959	4.71%
Commercial real estate	50,114	859	6.82%	50,719	795	6.30%	14,972	257	6.81%
Mortgage banker finance	51,387	571	4.42%	27,296	247	3.64%	458	4	3.45%
Commercial business	8,268	122	5.86%	12,548	144	4.61%	10,059	155	6.10%
Consumer	61,926	1,100	7.07%	57,196	1,026	7.21%	4,336	88	8.04%

Total loans	2,762,830	30,078	4.35%	2,303,092	25,030	4.35%	1,023,706	10,306	4.02%

Total interest-earning assets	3,094,861	32,170	4.15%	2,644,259	27,080	4.10%	1,230,723	11,181	3.62%
Non-interest-earning assets	112,697			107,377			40,045

Total assets	$3,207,558			$2,751,636			$1,270,768

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$64,564	154	0.95%	$64,187	180	1.13%	$14,306	32	0.89%
Money market and savings	180,659	769	1.69%	177,022	692	1.57%	64,860	256	1.57%
Certificates of deposit	335,192	1,760	2.09%	346,514	1,698	1.97%	75,669	505	2.65%
Non-interest bearing deposits	52,961	—	—	41,815	—	—	14,853	—	—

Total community banking	633,376	2,683	1.69%	629,538	2,570	1.64%	169,688	793	1.86%
Wholesale and money desk	937,041	4,619	1.96%	797,347	3,700	1.87%	482,819	2,393	1.95%

Total deposits	1,570,417	7,302	1.85%	1,426,885	6,270	1.77%	652,507	3,186	1.94%
FHLB advances	1,341,130	7,519	2.29%	1,038,120	5,183	1.94%	474,502	2,164	1.81%
Reverse repurchase agreements	—	—	—	—	—	—	12,046	35	1.14%
Junior subordinated notes	20,205	373	7.22%	20,175	374	7.33%	20,074	371	7.23%

Total interest-bearing liabilities	2,931,752	15,194	2.09%	2,485,180	11,827	1.89%	1,159,129	5,756	1.96%
Non-interest-bearing liabilities and stockholder’s equity	275,806			266,456			111,639

Total liabilities and stockholder’s equity	$3,207,558			$2,751,636			$1,270,768

Net interest income/interest rate spread		$16,976	2.07%		$15,253	2.21%		$5,425	1.67%

Net yield on interest-earning assets			2.18%			2.32%			1.78%

Ratio of average interest-earning assets to average interest-bearing liabilities			105.56%			106.40%			106.18%

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2004			2003
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$64,692	$450	0.91%	$45,719	$344	0.99%
Trading assets	—	—	—	6,109	109	2.38%
Available for sale securities	73,926	1,535	2.77%	17,971	275	2.05%
FHLB stock and other investments	49,330	613	1.66%	16,956	285	2.25%
Mortgage-backed securities	156,366	3,953	3.37%	46,721	913	2.61%
Loans
Single family	1,961,881	60,391	4.10%	737,341	21,326	3.86%
Residential construction	219,981	9,118	5.54%	46,501	1,678	4.83%
Commercial real estate	48,687	2,435	6.68%	13,029	651	6.68%
Mortgage banker finance	28,455	872	4.09%	154	4	3.45%
Commercial business	10,133	402	5.30%	9,252	422	6.10%
Consumer	61,200	3,217	7.02%	4,924	295	8.00%

Total loans	2,330,337	76,435	4.38%	811,201	24,376	4.01%

Total interest-earning assets	2,674,651	82,986	4.14%	944,677	26,302	3.71%
Non-interest-earning assets	98,458			28,648

Total assets	$2,773,109			$973,325

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$68,031	492	0.97%	$11,991	87	0.98%
Money market and savings	174,671	2,110	1.61%	41,972	544	1.73%
Certificates of deposit	339,417	5,002	1.97%	57,775	1,150	2.66%
Non-interest bearing deposits	38,387	—	—	10,331	—	—

Total community banking	620,506	7,604	1.64%	122,069	1,781	1.95%
Wholesale and money desk	809,237	11,517	1.90%	388,381	6,139	2.11%

Total deposits	1,429,743	19,121	1.79%	510,450	7,920	2.07%
FHLB advances	1,056,370	16,350	2.06%	332,205	4,581	1.83%
Reverse repurchase agreements	—	—	—	4,059	35	1.14%
Junior subordinated notes	20,175	1,115	7.26%	20,045	1,101	7.25%

Total interest-bearing liabilities	2,506,288	36,586	1.94%	866,759	13,637	2.10%
Non-interest-bearing liabilities and stockholder’s equity	266,821			106,566

Total liabilities and stockholder’s equity	$2,773,109			$973,325

Net interest income/interest rate spread		$46,400	2.20%		$12,665	1.61%

Net yield on interest-earning assets			2.32%			1.78%

Ratio of average interest-earning assets to average interest-bearing liabilities			106.72%			108.99%

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	September 30, 2004	June 30, 2004	September 30, 2003
Common share data
Ending shares outstanding	21,225,263	21,225,263	10,623,320
Average shares outstanding-basic	21,225,263	21,225,263	10,623,320
Average shares outstanding-diluted	21,605,178	21,662,842	10,623,320
Basic earnings per share	$0.30	$0.26	$0.17
Diluted earnings per share	0.30	0.25	0.17
Book value (period end)	$12.33	$11.98	$9.70
Tangible book value (period end)	9.42	9.08	7.81
Average balances
Assets	$3,207,558	$2,751,636	1,270,768
Interest-earning assets	3,094,861	2,644,259	1,230,723
Interest-bearing liabilities	2,931,752	2,485,180	1,159,129
Ratios
ROA	0.81%	0.79%	0.56%
ROCE	10.10%	8.62%	5.64%
Net interest spread	2.07%	2.21%	1.67%
Net yield on interest-earning assets	2.18%	2.32%	1.78%
Efficiency Ratio	49.04%	51.07%	58.99%
Equity to assets (period end)	7.91%	8.28%	6.72%
Equity to assets (average)	8.03%	9.16%	8.01%
Capital ratios — (bank only):
Leverage ratio	6.45%	7.28%	7.86%
Tier 1 risk-based capital ratio	11.38%	11.89%	12.81%
Total risk-based capital ratio	11.73%	12.24%	13.16%
Asset quality
Nonperforming Loans (“NPLs”)	$5,744	$6,790	$1,973
REO	3,252	2,823	648

Nonperforming Assets (“NPAs”)	$8,996	$9,613	$2,621
NPLs as % of loans	0.21%	0.26%	0.15%
NPAs as % of assets	0.27%	0.31%	0.17%
Allowance to period end loan balance	0.23%	0.22%	0.21%
Allowance to average loan balance	0.23%	0.25%	0.26%
Branch and employee data
Full-time equivalent employees	493	493	261
Commercial banking offices	4	4	3
Retail mortgage offices	56	54	31
Wholesale mortgage origination offices	3	3	2
Community banking branches	16	15	4
Loan portfolio
Single family
Held for investment	$2,051,247	$2,019,162	$1,073,890
Held for sale	208,723	220,619	74,501
Residential construction	267,890	240,022	103,510
Mortgage banker finance	70,562	37,531	4,715
Other	113,043	121,486	27,963
Allowance for credit losses	(6,292)	(5,848)	(2,637)

Loans, net	$2,705,173	$2,632,972	$1,281,942

Deposits
Community banking	$621,450	$631,635	$167,235
Wholesale and money desk	946,260	859,738	684,426

Total deposits	$1,567,710	$1,491,373	$851,661

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Common share data
Ending shares outstanding	21,225,263	10,623,320
Average shares outstanding-basic	21,225,263	10,505,628
Average shares outstanding-diluted	21,659,674	10,505,628
Basic earnings per share	$0.76	$0.33
Diluted earnings per share	0.75	0.33
Book value (period end)	$12.33	$9.70
Tangible book value (period end)	9.42	7.81
Average balances
Assets	$2,773,109	$973,325
Interest-earning assets	2,674,651	944,677
Interest-bearing liabilities	2,506,288	866,759
Ratios
ROA	0.78%	0.48%
ROCE	8.57%	4.67%
Net interest spread	2.20%	1.61%
Net yield on interest-earning assets	2.32%	1.78%
Efficiency Ratio	51.30%	65.83%
Equity to assets (period end)	7.91%	6.72%
Equity to assets (average)	9.11%	10.25%
Capital ratios — (bank only):
Leverage ratio	6.45%	7.86%
Tier 1 risk-based capital ratio	11.38%	12.81%
Total risk-based capital ratio	11.73%	13.16%
Asset quality
Nonperforming Loans (“NPLs”)	$5,744	$1,973
REO	3,252	648

Nonperforming Assets (“NPAs”)	$8,996	$2,621
NPLs as % of loans	0.21%	0.15%
NPAs as % of assets	0.27%	0.17%
Allowance to period end loan balance	0.23%	0.21%
Allowance to average loan balance	0.27%	0.33%
Branch and employee data
Full-time equivalent employees	493	261
Commercial banking offices	4	3
Retail mortgage offices	56	31
Wholesale mortgage origination offices	3	2
Community banking branches	16	4
Loan portfolio
Single family
Held for investment	$2,051,247	$1,073,890
Held for sale	208,723	74,501
Residential construction	267,890	103,510
Mortgage banker finance	70,562	4,715
Other	113,043	27,963
Allowance for credit losses	(6,292)	(2,637)

Loans, net	$2,705,173	$1,281,942

Deposits
Community banking	$621,450	$167,235
Wholesale and money desk	946,260	684,426

Total deposits	$1,567,710	$851,661